EX-99.d.4.ii

AMENDMENT #2 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #2 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated November 12, 2013 by and between Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and American Century Investment Management, Inc., a Delaware corporation (the “Sub-Advisor”), is made effective as of the 4th day of October, 2018.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an amended and restated Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Investment Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Investment Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Non-US Core Equity Fund (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule with respect to the Fund, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	The Advisor and the Sub-Advisor each acknowledge that all of its respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.			American Century Investment Management, Inc.

By:	/s/ Stan Mavromates		By:	/s/ Margie Morrison
	Name:	Stan Mavromates		Name:	Margie Morrison
	Title:	Chief Investment Officer		Title:	Senior VP, Office of the CIO